Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

The consolidated financial statements (including financial statement schedule of the Company called for by this Item, together with the Report of Independent Registered Public Accounting Firm dated March 14, 2011 (July 21, 2011 as to Note 22), are set forth in Exhibit 99.4 of this Report, and are hereby incorporated by reference into this Item. Financial statement schedules not included in this Report have been omitted because they are not applicable or because the information called for is shown in the consolidated financial statements or notes thereto.

Quarterly Results of Operations (Unaudited)

The following tables set forth our unaudited quarterly results of operations for 2010 and 2009. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements contained in this report and this unaudited information includes all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our results of operations for the quarters presented. You should read this quarterly financial data along with the Condensed Consolidated Financial Statements and the related notes to those statements included in our Quarterly Reports on Form 10-Q filed with the Commission. The operating results for any quarter are not necessarily indicative of the results for the annual period or any future period.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	Unaudited
	(in millions except share and per share data)
2010
Contract revenues	$161.4	$180.1	$173.3	$172.1
Costs of contract revenues	(130.9)	(145.5)	(140.6)	(147.0)

Gross profit	30.5	34.6	32.7	25.1
General and administrative expenses	(11.1)	(14.4)	(16.5)	(12.3)

Operating income	19.4	20.2	16.2	12.8
Interest expense, net	(3.2)	(3.0)	(3.3)	(4.0)
Equity in earnings (loss) of joint ventures	(0.7)	(0.1)	0.1	0.1

Income before income taxes	15.5	17.1	12.8	8.9
Income tax provision	(6.2)	(6.8)	(5.1)	(2.5)

Net income	9.3	10.3	7.7	6.4
Net loss attributable to noncontrolling interests	0.1	0.5	—	0.4

Net income attributable to Great Lakes Dredge & Dock Corporation	$9.4	$10.8	$7.7	$6.8

Basic earnings per share	$0.16	$0.18	$0.13	$0.12
Basic weighted average shares	58,547,990	58,601,649	58,698,299	58,750,621
Diluted earnings per share	$0.16	$0.18	$0.13	$0.11
Diluted weighted average shares	58,705,175	58,780,611	58,900,824	59,067,964

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	Unaudited
	(in millions except share and per share data)
2009
Contract revenues	$179.2	$142.5	$140.0	$160.6
Costs of contract revenues	(152.2)	(113.9)	(123.0)	(145.0)

Gross profit	27.0	28.6	17.0	15.6
General and administrative expenses	(10.6)	(11.8)	(12.0)	(11.6)

Operating income	16.4	16.8	5.0	4.0
Interest expense, net	(4.3)	(4.7)	(3.2)	(3.9)
Equity in earnings (loss) of joint ventures	(0.6)	—	0.2	—

Income before income taxes	11.6	12.0	2.0	0.1
Income tax benefit (provision)	(5.2)	(4.6)	(0.9)	(0.3)

Net income (loss)	6.4	7.4	1.1	(0.2)
Net (income) attributable to noncontrolling interests	0.9	—	0.5	1.3

Net income attributable to Great Lakes Dredge & Dock Corporation	$7.3	$7.4	$1.6	$1.1

Basic earnings (loss) per share	$0.13	$0.13	$0.03	$0.02
Basic weighted average shares	58,488,394	58,499,312	58,506,332	58,532,394
Diluted earnings (loss) per share	$0.13	$0.13	$0.03	$0.02
Diluted weighted average shares	58,488,394	58,553,842	58,688,696	58,745,421

Note: Items may not sum due to rounding.

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